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                 March 31, 2022

       Nelson Fonseca
       Chief Executive Officer
       Cyxtera Technologies, Inc.
       2333 Ponce de Leon Boulevard, Suite 900
       Coral Gables, Florida 33134

                                                        Re: Cyxtera
Technologies, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed on March 25,
2022
                                                            File No. 333-263873

       Dear Mr. Fonseca:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jason Licht